                                                                    EXHIBIT 99.2

                         SENECA-CAYUGA TRIBE DESIGNATES
                  EMPIRE RESORTS, INC. AS ITS EXCLUSIVE CASINO
                   DEVELOPER FOR NEW YORK'S CATSKILLS REGION

Monticello, NY -- Aug. 20th, 2004 -- Today, Empire Resorts, Inc. announced that the Seneca-Cayuga Tribe of Oklahoma has designated Empire Resorts as the Tribe's exclusive casino development partner for the Catskills region of New York.

ABOUT EMPIRE RESORTS, INC.
Empire Resorts, Inc. operates the Monticello Raceway and is involved in the development of other legal gaming venues in New York. The company opened Mighty
M Gaming at the Raceway site on June 30, 2004. The new facility features 1,743 video gaming machines and amenities such as a 350 seat buffet and live nightly entertainment. In addition, Empire Resorts' has announced plans to develop a
$500 million "Class III" Native American casino and resort on a site adjacent to the Raceway. Applications for the approval of this project in conjunction with an agreement with the Cayuga nation of New York are currently pending and will require further federal, state and local approvals.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including the need for regulatory approvals, financing and successful completion of construction. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as
such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including (i) the risk that negotiations over pending land claims between one or both of our Native American development partners and the State of
New York impede the progress of our applications and/or that various approvals necessary for the projects described herein and required to be obtained from the
United States Bureau of Indian Affairs, the National Indian Gaming Regulatory
Commission, the Governor of the State of New York and various other federal,
State and local governmental entities are not received, (ii) the risk that financing necessary for the proposed programs or projects may not be able to be obtained because of credit factors, market conditions or other contingencies,
(iii) the risk that sovereign Native American governments may exercise certain broad rights with regard to termination of its agreements with the company (iv)
the risk of non-compliance by various counterparties of the related agreements, and (v) general risks affecting the company as described from time to time in it's reports filed with the Securities and Exchange Commission. For a full discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements see "Risk Factors"
in the company's Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:
Empire Resorts, Inc.
Charles A. Degliomini, 845-794-4100 x 470
cdegliomini@empireresorts.com